ZIM CORPORATION ANNOUNCES FISCALYEAR 2006 FINANCIAL RESULTS

Ottawa, Canada - June 28, 2006 - ZIM Corporation (OTCBB: ZIMCF), a mobile content and services provider, today announced its results for the fiscal year ended March 31, 2006. All figures presented are calculated in accordance with generally accepted accounting principles (GAAP) in the United States and presented in US dollars.

Revenue for the year ended March 31, 2006 was $ 3,595,315, a decrease from $4,031,198 in the prior year. As previously announced, ZIM's decrease in revenue is primarily attributable to the decline in revenue from our SMS aggregation services caused by the continued saturation of the aggregation market.

Net loss for the year ended March 31, 2006 was $3,388,493, or a basic and diluted loss per share of $0.06. The net loss for the year ended March 31, 2005 was $3,964,107, or a basic and diluted loss per share of $0.07. Included in the net loss for the year ended March 31, 2006 is a non-cash amount of $2,133,197 relating to the impairment of the goodwill acquired in the EPL acquisition in fiscal 2004. The goodwill had represented our anticipated ability to generate future cash flows from our aggregation business. Due to the decrease in revenues relating to these services and management’s previously announced expectation that these revenues will not increase significantly, an impairment was recorded in the third quarter. Included in the net loss for the year ended March 31, 2005 were non-cash amounts of $1,199,453 relating to the impairment of the technology and the customer list purchased in the EPL acquisition. In fiscal 2005, there was also an impairment of $530,270 in the goodwill relating to our Brazilian operations.

"Although ZIM experienced a decrease in SMS aggregation revenues, we continued to build our relationships and technology for the mobile industry. With our previously announced acquisition of Advanced Internet Inc., which operates two internet portals, www.monstertones.com and www.ringingphones.com, we are well positioned to expand our business in the mobile content market for fiscal 2007”. said Dr. Michael Cowpland, President and CEO of ZIM.

ZIM had cash of $ 237,035 and a line of credit of $ 29,967 at March 31, 2006, as compared to a cash balance of $737,888 at March 31, 2005. As at March 31, 2006, ZIM also had an amount due to a shareholder of $430,260.

About ZIM

ZIM is a mobile content and service provider. For more information on ZIM and its customers, partners and products, visit: www.zim.biz.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements related to the success of ZIM’s aggregation services and ZIM’s ability to enter the mobile content market. All forward-looking statements made in this press release relating to expectations about future events or results are made as of, and are based upon information available to ZIM as of, the date hereof. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those described or implied by any forward-looking statements. Factors that might cause such a difference include, but are not limited to, ZIM’s limited operating history, ZIM’s history of operating losses and expected future operating losses, ZIM’s ability to obtain additional financing when needed, ZIM’s ability to continue as a going concern, ZIM’s reliance on wireless carriers to market and use its applications and services, possible fee increases by third party service providers, the potential loss of services of Dr. Michael Cowpland and other key personnel, rapid developments in technology, including developments by competitors, possible internal controls deficiencies and possible accounting adjustments resulting from our quarter-end accounting and review procedures, ZIM's ability to maintain current reporting under the Securities Exchange Act of 1934, and ZIM’s ability to successfully integrate any acquisition. Please refer to ZIM’s filings with the SEC for additional information regarding risks and uncertainties. Copies of these filings are available through the SEC's website at www.sec.gov. ZIM assumes no obligation to revise or update publicly the forward-looking statements included in this news release, other than as required by law.

For more information:

Jennifer North

Chief Financial Officer

ZIM Corporation

Phone: 1 613.727.1397 ext. 121

E-mail: jnorth@zim.biz